Exhibit (h)(2)

ENHANCED ACCOUNTING SERVICES AGREEMENT

This Enhanced Accounting Services Agreement (the “Agreement”) dated as of April 24, 2012 is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”), and Commerce Investment Advisors, Inc., a corporation formed under the laws of the State a Missouri (“Commerce”).

WHEREAS, The Commerce Funds (the “Trust”) has engaged Commerce to provide investment advisory and other services pursuant to an Advisory Agreement dated December 31, 1994, as amended;

WHEREAS, the Trust and the Bank, among others, are parties to an Enhanced Accounting Services Agreement dated October 15, 1999 pursuant to which the Bank provides certain enhanced accounting services to the Trust and the Bank and the Trust are terminating such agreement as of the date hereof; and

WHEREAS, Commerce desires to retain the Bank to furnish certain enhanced accounting services to the Trust, and the Bank is willing to furnish such services, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF BANK

Commerce hereby appoints the Bank to provide certain enhanced accounting services with respect to the Trust for the period and on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services stated herein.

The Trust consists of those funds listed in Exhibit 1 to this Agreement. In the event that the Trust establishes one or more additional funds (each a “Fund”) with respect to which it wishes to retain the Bank to provide certain enhanced accounting services hereunder, Commerce shall notify the Bank in writing. Upon written acceptance by the Bank, such Fund shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Funds) may be modified with respect to each additional Fund in writing by Commerce and the Bank at the time of the addition of the Fund.

2. DELIVERY OF DOCUMENTS

Commerce will promptly deliver, upon request, to the Bank copies of each of the following documents with respect to the ‘Trust and/or Commerce and any future amendments and supplements, if any:

a.	The Declaration of Trust of the Trust;

b.	Evidence authorizing certain individuals on behalf of Commerce to give instructions to the Bank pursuant to this Agreement; and

c.	Such other certificates, documents or opinions which the parties hereto may agree from time to time which may be necessary or appropriate in connection with this Agreement,

3. REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank represents and warrants to Commerce that;

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Bank’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Bank or any law or regulation applicable to it.

4. REPRESENTATIONS AND WARRANTIES OF COMMERCE

Commerce represents and warrants to the Bank that:

a.	It is a corporation duly organized and validly existing in the State of Missouri;

b.	It has the power and authority under applicable laws and by its charter and by-laws and other governing documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair Commerce’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of Commerce or any law or regulation applicable to it; and

f.	With respect to the Trust:

(1)	The Trust is a statutory trust duly organized, existing and in good standing under the laws of the State of Delaware; and

(2)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made, or the Trust is otherwise relying on an exemption from such filings.

5. SERVICES

The Bank shall provide the enhanced accounting services described below. In each case the Bank shall provide such services subject to the control, supervision and direction of Commerce or the Trust and the review and comment by the Trust’s auditors and legal counsel and the oversight of the Trust Board of Trustees, and in accordance with procedures which may be established from time to time between Commerce and the Bank.

Financial Reporting — Basic Services:

1.	Preparation of Audit Workpapers,

2.	Preparation of annual and semi-annual financial statements (each, a “Report” and collectively, the “Reports”),

3.	Coordination of typesetting the first draft of financial statements in each of the Reports with the printer,

4.	Compilation and processing of comments from audit firms and Goldman Sachs’ Fund Controllers group, and

5.	Review for completeness and accuracy of all typeset changes submitted by the Bank.

Reports will be delivered in word processing media or in a combination of tagged file format, .pdf file format and word processing media as agreed upon between the parties in accordance with schedules agreed between the parties.

Reports to be prepared for each Fund pursuant to this Agreement for each required period shall include:

•	Statement of Assets and Liabilities

•	Statement of Operations

•	Statement of Changes in Net Assets

•	Statement of Cash Flows (as needed)

•	Financial Highlights

•	Footnotes to Financial Statement

•	Fund Expense Table

The Bank shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

6. FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Bank shall receive from Commerce such compensation for the Bank’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. Ile fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be due and payable upon the receipt of the final invoice. In addition, Commerce shall reimburse the Bank for its reasonable out-of-pocket costs incurred in connection with this Agreement.

Commerce agrees promptly to reimburse the Bank for any supplies specially ordered by or for the Trust through the Bank and for any other expenses not contemplated by this Agreement that the Bank may incur on the Trust’s or Commerce’s behalf at the Trust’s or Commerce’s request or with Commerce’s consent,

Commerce acknowledges and agrees that Commerce or the Trust will bear all expenses that are incurred in the Trust’s operation and not specifically assumed by the Bank. Expenses to be borne by Commerce or the Trust include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel; cost of any services contracted by Commerce or the Trust directly from parties other than the Bank; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders; costs incidental to the preparation, typesetting, printing and distribution of the Trust’s shareholder reports; cost of preparation and filing of the Trust’s tax returns; and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; insurance; and cost or independent pricing services used in computing the Funds’ net asset values.

The Bank is authorized to and may employ or associate with such person or persons as the Bank may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Bank and that the Bank shall be as fully responsible to Commerce for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7. INSTRUCTIONS AND ADVICE

At any time, the Bank may apply to any officer of Commerce or the Trust or other designated person(s) for instructions and may consult with outside counsel for the Trust or the independent accountants for the Trust at the expense of Commerce, with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement. The Bank shall not be liable, and shall he indemnified by Commerce, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from Commerce or the Trust. Nothing in this paragraph shall be construed as imposing upon the Bank any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8. LIMITATION OF LIABILITY AND INDEMNIFICATION

The Bank shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6 of this Agreement, shall have no responsibility for the actions or activities of any other party, including other service providers. The Bank shall have no liability in respect of any loss, damage or expense suffered by Commerce or the Trust insofar as such loss, damage or expense arises from the performance of the Bank’s duties hereunder solely in reliance upon records that were maintained for Commerce or the Trust by entities other than the Bank prior to the Bank’s provision of enhanced accounting services for the Trust. The Bank shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent caused by or resulting from the negligence, bad faith or willful misconduct of the Bank, its officers or employees. The Batik shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever

(including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Bank’s liability under this Agreement shall be limited to such amount as may be mutually agreed in writing from time to time.

The Bank shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster or governmental action.

Commerce shall indemnify and hold the Bank harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Bank resulting from any claim, demand, action or suit in connection with the Bank’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by Commerce or the Trust, provided that this indemnification shall not apply to actions or omissions of the Bank, its officers or employees in cases of its or their own negligence, had faith or willful misconduct.

The indemnification contained herein shall survive the termination of this Agreement.

9. CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, except as described herein. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Furthermore, and notwithstanding anything in this Section to the contrary, the Bank may aggregate Fund data with similar data of other customers of the Bank (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Commerce acknowledges that the Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it and each Fund. The Bank assumes full responsibility for complying with all laws applicable to it in connection with the performance of its services under this Agreement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Bank agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Bank further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31 a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records will be surrendered in machine-readable form.

11. SERVICES NOT EXCLUSIVE

The services of the Bank to Commerce on behalf of the Trust are not to be deemed exclusive, and the Bank shall be free to render similar services to others. The Bank shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent Commerce or the Trust in any way or otherwise be deemed an agent of Commerce or the Trust.

12. TERM, TERMINATION AND AMENDMENT

This Agreement shall become effective on the date of its execution and shall remain in full force and effect unless terminated by either party upon at least sixty (60) days’ prior written notice to the other party. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund. Upon termination of this Agreement, the Trust shall pay to the Bank such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination. including reasonable out-of-pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13. NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to Commerce: C/O Goldman Sachs Asset Management, 200 West Street, New York, New York 10282 if to the Bank: State Street Bank and Trust Company, 2 Avenue de Lafayette, Mail Stop LCC 0223, Boston, MA 02111, Attn: Mary M. Zeven, Esq.

14. NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Bank may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Bank.

15. SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of Commerce and the Bank and their respective successors and permitted assigns.

16. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17. WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18. SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19. GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20. REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

2l. SHAREHOLDER LIABILITY

This Agreement is executed by or on behalf of the Trust with respect to each of the Funds. All persons dealing with the Trust must look solely to the property of the ‘crust for the enforcement of any claims against the Trust or the Funds as neither the officers nor shareholders of such entities, as applicable, assume any personal liability for the obligations entered into herein.

22. COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date rust written above.

COMMERCE INVESTMENT ADVISORS INC.

By:	William R. Shuetter
Name:	William R. Shuetter
Title:	Senior Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael Rogers
Name:	Michael Rogers
Title:	Executive Vice President

EXHIBIT 1

List of Funds

The Growth Fund (CFGRX)

The Value Fund (CFVLX)

The MidCap Growth Fund (CFAGX)

The Bond Fund (CFBNX)

The Short-Term Government Fund (CFSTX)

The National Tax-Free Intermediate Bond Fund (CFNLX)

The Missouri Tax-Free Intermediate Bond Fund (CFMOX)

The Kansas Tax-Free Intermediate Bond Fund (KTXIX)